Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Inflection Point Acquisition Corp. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of Inflection Point Acquisition Corp. following the consummation of the Business Combination, which will be renamed Intuitive Machines, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 12, 2023

By:	/s/ Lieutenant General William Liquori
Name:	Lieutenant General William Liquori